Exhibit 23.4

March 13, 2020

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 20, 2017 (except for Notes A and H, as to which the date is February 26, 2020), with respect to the consolidated financial statements of Geospatial Holdings, Inc. and subsidiaries which are included in the Current Reports on Form 8-K/A of NV5 Global, Inc. filed February 26, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/GRANT THORNTON LLP

Milwaukee, Wisconsin
March 13, 2020